Exhibit 107

FEE TABLES FOR

FORM PREM14A

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$180,000,000.00(1)	0.00014760	$26,568.00(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$180,000,000.00

Total Fees Due for Filing			$26,568.00

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$26,568.00

(1)

Estimated solely for purposes of calculating the filing fee, as of January 10, 2024, the underlying value of the transaction was determined based on the aggregate consideration to be received by the registrant in consideration for the sale, consisting of $180,000,000.00 in cash, as computed pursuant to Rule 0–11(c)(2) of the Exchange Act.

(2)

In accordance with Section 14(g) of the Exchange Act, the filing fee was calculated by multiplying the aggregate consideration to be received by the registrant determined as described in footnote (1) above by 0.00014760.

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—		—